UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 9, 2015

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

(Exact name of registrant as specified in charter)

Nevada	000-26309	98-0200471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4235 Commerce Street, Little River, South Carolina		29566
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (843) 390-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

On February 9, 2015, Integrated Environmental Technologies, Ltd. (the “Company”) sold (a) an aggregate of 7,125,000 shares of the Company’s common stock, par value $.001 per share (“Common Stock”), to five individual investors and 29,375,000 shares of Common Stock to four institutional investors for an aggregate purchase price of $1,460,000, or $0.04 per share, and (b) common stock units that in aggregate consisted of 7,575,758 shares of Common Stock and warrants to purchase 3,787,880 shares of Common Stock (the “Warrants”) to an institutional investor for an aggregate purchase price of $500,000, or $0.066 per share. The Company incurred offering costs of $124,300 in connection with these transactions, of which $68,300 was paid in cash and $56,000 was paid by the issuance of 1,055,303 shares of Common Stock.

The Warrants have a three year term, are exercisable at $0.066 per share and were fully vested at the date of issuance. In addition, the Warrants are callable by the Company in the event that the closing price of Common Stock for at least fifteen trading days in any consecutive twenty trading day period is equal to or greater than $0.132, provided that at least six months has lapsed from the issuance date of the Warrants.

The Company will use the proceeds from the sales of Common Stock described above for working capital purposes, including the continued roll out of its previously disclosed sales and marketing strategy for its oil and gas operations.

In connection with the issuances of shares of Common Stock and the Warrants to purchase Common Stock described above, the Company relied on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act of 1933, as amended.

A copy of the press release is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No	Description

99.1	Press Release Re: Integrated Environmental Technologies, Ltd. Closes on Nearly $2 Million of Funding

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ENVIRONMENTAL TECHNOLOGIES. LTD.
(Registrant)

	By:	/s/ David R. LaVance
Date: February 13, 2015		(Registrant) President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No	Description

99.1	Press Release Re: Integrated Environmental Technologies, Ltd. Closes on Nearly $2 Million of Funding